Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202364 of Dominion Resources, Inc. on Form S-8 of our report dated June 24, 2016, relating to the financial statements and supplemental schedule of the Dominion Transmission and Hope Gas Union Savings Plan which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2015-07, Disclosure for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), Fair Value Measurement (Topic 820) and ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, appearing in this Annual Report on Form 11-K of the Dominion Transmission and Hope Gas Union Savings Plan for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Richmond, Virginia

June 24, 2016